Exhibit 99.1

Brickell Biotech Announces Pricing of $15.0 Million Underwritten Public Offering
BOULDER, CO — October 22, 2020 —Brickell Biotech, Inc. (“Brickell”) (Nasdaq: BBI), a clinical-stage pharmaceutical company focused on developing innovative and differentiated prescription therapeutics for the treatment of debilitating skin diseases, today announced the pricing of an underwritten public offering of 20,833,322 shares of common stock or common stock equivalents (which includes pre-funded warrants to purchase shares of common stock in lieu of shares of common stock) and investor warrants to purchase up to an aggregate of 20,833,322 shares of common stock. Each share of common stock (or pre-funded warrant in lieu thereof) is being sold together with one, immediately exercisable investor warrant with a five year term to purchase one share of common stock at an exercise price of $0.72 per share. The shares and warrants are being sold at a combined offering price of $0.72, for total gross proceeds of approximately $15.0 million, before underwriting discounts and commissions and offering expenses payable by Brickell. The offering is expected to close on or about October 27, 2020, subject to the satisfaction or waiver of customary closing conditions.
Brickell anticipates using the net proceeds from the offering for research and development, including clinical trials, working capital and general corporate purposes.
Oppenheimer & Co. Inc. is acting as the sole book-running manager in connection with the offering and Lake Street Capital Markets, LLC is acting as lead manager.
The securities will be offered pursuant to a registration statement on Form S-1, as amended (File No. 333-249441), which was declared effective by the Securities and Exchange Commission (the “SEC”) on October 22, 2020. The offering is being made solely by means of a prospectus. A preliminary prospectus relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus and, when available, copies of the final prospectus relating to this offering can be obtained at the SEC’s website at www.sec.gov or from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad St., 26th Floor, New York, NY 10004, by telephone at (212) 667-8055 or by email at EquityProspectus@opco.com.
This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.
About Brickell
Brickell Biotech, Inc. is a clinical-stage pharmaceutical company focused on developing innovative and differentiated prescription therapeutics for the treatment of debilitating skin diseases. Brickell’s pipeline consists of potential novel therapeutics for hyperhidrosis and other prevalent dermatological conditions. Brickell’s executive management team and board of directors bring extensive experience in product development and global commercialization, having served in leadership roles at large global pharmaceutical companies and biotechs that have developed and/or launched successful products, including several that were first-in-class and/or achieved iconic status, such as Cialis®, Taltz®, Gemzar®, Prozac®, Cymbalta® and Juvederm®. Brickell’s strategy is to leverage this experience to in-license, acquire, develop and commercialize innovative products that Brickell believes can be successful in the currently underserved dermatology global marketplace. For more information, visit https://www.brickellbio.com.
Cautionary Note Regarding Forward-Looking Statements
Any statements made in this press release relating to our expectations regarding the completion, timing and size of the offering and the anticipated use of net proceeds are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Brickell, may identify forward-looking statements. Brickell cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time, often quickly and in unanticipated ways. Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including without limitation, market conditions and the satisfaction of customary closing conditions related to the offering, ability to obtain adequate financing to advance product development, ability to maintain and enforce intellectual property rights, potential delays for any reason in product development, regulatory changes, unsuccessful clinical trials, unanticipated demands on cash resources, any disruption to our business caused by the current COVID-19 pandemic, interruptions, disruption or inability to launch and commercialize the product by Kaken in Japan, or obtain adequate pricing, and other risks associated with developing and obtaining regulatory approval for and commercializing product candidates.
Further information on the factors and risks that could cause actual results to differ from any forward-looking statements are contained in Brickell’s filings with the United States Securities and Exchange Commission (SEC), which are available at https://www.sec.gov (or at https://www.brickellbio.com). The forward-looking statements represent the estimates of Brickell as of the date hereof only, and Brickell specifically disclaims any duty or obligation to update forward-looking statements.

Brickell Investor Contact:
Dan Ferry
LifeSci Advisors
(617) 430-7576
daniel@lifesciadvisors.com